The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2005

PROSPECTUS SUPPLEMENT

(To prospectus dated August 24, 2005)
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-127044

15,000,000 Shares

Common Stock

$                   per share

          We are selling 15,000,000 shares of our common stock. We have granted the underwriters an option to purchase up to 2,250,000 shares of our common stock to cover over-allotments, if any.

      We have requested that the underwriters offer at least 2,250,000 of these shares to our executive officers, including John K. Delaney, our chairman and chief executive officer, and Jason M. Fish, our president, members of our board of directors and their affiliates, including Farallon Capital Management, L.L.C., and Madison Dearborn Partners, LLC, each of which is a significant stockholder. We refer to these executive officers and significant stockholders as “affiliated purchasers.” The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any affiliated purchaser.

      Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CSE.” The last reported sale price of our common stock on the NYSE on September 29, 2005 was $21.88 per share.

       Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and under the heading “Risk Factors” incorporated by reference to our most recent Annual Report on Form 10-K before investing in these securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds, To Us, Before Expenses	$	$

(1)	The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any affiliated purchaser.

      The underwriters expect to deliver the shares to purchasers on or about                     , 2005.

Citigroup
Wachovia Securities
Lehman Brothers
JMP Securities

Credit Suisse First Boston	JPMorgan

Harris Nesbitt	Piper Jaffray

The date of this prospectus supplement is October      , 2005.

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights selected information from this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement and the accompanying prospectus, especially the “Risk Factors” section beginning on page S-7 of this prospectus supplement and in our most recent Annual Report on Form 10-K, incorporated by reference into this prospectus supplement, as well as the documents incorporated by reference, before making an investment decision. The information presented in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option, unless otherwise indicated.

CapitalSource Inc.

      We are a specialized commercial finance company providing loans to small and medium-sized businesses. Our goal is to be the lender of choice for businesses with annual revenues ranging from $5 million to $500 million that require customized and sophisticated debt financing. We offer a range of senior secured asset based loans, first mortgage loans, senior secured cash flow loans and mezzanine loans to our clients. Although we may make loans greater than $50 million, our loans generally range from $1 million to $50 million, with an average loan size as of August 31, 2005 of $6.4 million, and generally have a maturity of two to five years. As of August 31, 2005, we had 817 loans to 542 clients in 44 states and the District of Columbia with an aggregate outstanding principal amount of $5.2 billion and commitments to lend up to an additional $2.9 billion. For the six months ended June 30, 2005 and 2004, we earned pre-tax income of $138.8 million and $83.5 million, respectively. For the years ended December 31, 2004 and 2003, we earned pre-tax income of $205.4 million and $132.5 million, respectively.

      On September 15, 2005, our board of directors authorized us to elect real estate investment trust, or REIT, status for federal income tax purposes for 2006. Our election to be taxed as a REIT does not require the approval of our stockholders.

      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the Securities and Exchange Commission, or the SEC, under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance. Information on our website is not, however, a part of this prospectus supplement.

Recent Developments

The REIT Election

      We intend to elect REIT status because we believe it will help us to unlock stockholder value. As a “C” corporation, we generally are subject to federal corporate income taxation on our income, and our stockholders are subject to tax on dividends that they receive. In contrast, in any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed to our stockholders as dividends. Our stockholders generally will be subject to taxation on dividends that they receive, other than dividends designated as “capital gain dividends” or “qualified dividend income,” at rates applicable to ordinary income and our corporate stockholders will not be entitled to the dividends received deduction for dividends paid by us. Consequently, qualification for taxation as a REIT will substantially eliminate the “double taxation” at both the corporate and stockholder levels, although as a REIT we will be subject to various other federal, state and local taxes as described in this prospectus supplement under “Material U.S. Federal Income Tax Considerations.”

      We believe the adoption of the REIT structure will enhance the efficiency with which we hold and manage our assets. We will continue to offer each of our existing product offerings following our REIT election and do not expect that our status as a REIT will prevent, or otherwise impair, us from continuing to grow non-real estate portions of our business. At the same time, we expect to begin offering complementary real estate based products and services that we consider natural extensions of our historical loan product offerings and services, including, without limitation, fixed rate loans and sale/leasebacks, in which instead of making a real estate based loan to a prospective client, we will buy the client’s real property and lease it to the client over a long term lease. Due to the efficiencies inherent in the REIT structure, we can originate these complementary, and generally lower yielding, real estate based products and continue to attain our targeted return on our equity.

      To implement our REIT election, we intend to separate our existing, non-qualifying REIT assets, which we will contribute to a taxable REIT subsidiary, or TRS, from our existing qualifying REIT assets, which will be held by us, as the REIT, or in a qualified REIT subsidiary, or QRS. We plan to effect this separation by amending our credit facilities, to the extent required, and establishing one or more new credit facilities at the REIT level through which we will fund the acquisition and origination of qualifying REIT assets. We expect that this internal restructuring, like our REIT election itself, will be transparent to our clients and will not materially affect our day-to-day operations. We do not anticipate that our existing origination, servicing and underwriting operations, as more fully described in our most recent Annual Report on Form 10-K, will materially change as a result of our REIT election and internal restructuring, although the employees who conduct these operations will be employed by a TRS, and we will pay an arm’s length fee to the TRS for services rendered to us.

      As part of our REIT election, we intend to acquire a significant amount of mortgage-backed securities that we believe will enable us to meet the REIT asset and income tests described under “Material U.S. Federal Income Tax Considerations.” We anticipate that we will acquire a material amount of these mortgage-backed securities assets in late 2005 and/or early 2006 to help us qualify as a REIT. We expect to fund these purchases primarily through new credit facilities, utilizing leverage consistent with industry standards for these assets.

E&P Dividend

      To qualify as a REIT, we also will be required to pay to our stockholders a special one-time dividend of our non-REIT earnings and profits attributable to taxable years ending prior to January 1, 2006, which we refer to as the “E&P Dividend.” We anticipate that the E&P Dividend will be approximately $325 million to $375 million.

      Subject to our liquidity position and access to financing, we may offer our stockholders the opportunity to elect to receive the E&P Dividend in cash, shares of our common stock or a combination of cash and shares of our common stock, as more fully described below. Regardless of the form in which it is paid, we expect that the E&P Dividend will be a taxable dividend, even to those stockholders that receive all or part of their portion of the E&P Dividend in shares of our common stock rather than cash. Therefore, each stockholder will be treated for federal income tax purposes as having received a taxable dividend from us, regardless of whether the stockholder will receive its portion of the E&P Dividend entirely in cash, entirely in shares of our common stock, or partly in cash and partly in shares of our common stock. The amount of the taxable dividend to a stockholder for federal income tax purposes will equal the value of the shares of our common stock received by the stockholder on the date received, plus the amount of any cash received by the stockholder.

      The aggregate amount of cash to be received by all stockholders in the E&P Dividend will be limited to approximately 20% of the value of the E&P Dividend. The minimum amount of cash per share that a stockholder will be entitled to receive in the E&P Dividend if the stockholder elects to receive all cash will be 20% of the per share value of the E&P Dividend. On a pro forma basis, giving effect to the issuance of 15,000,000 shares of our common stock in this offering and assuming an aggregate value for the E&P Dividend of $350 million, a stockholder that elects to receive all cash will receive no less than approximately $0.52 per share in cash (equal to the $70 million maximum cash portion of the $350 million E&P Dividend divided by the number of shares outstanding). If the aggregate amount of cash elected by all stockholders does not exceed the maximum cash portion of the E&P Dividend, stockholders electing to receive all cash will receive more than the minimum amount of cash per share. To the extent we issue additional shares of common stock prior to the record date our board will set for payment of the E&P Dividend, including for this purpose any shares sold upon exercise of the underwriters’ over-allotment option, the per share amount of the E&P Dividend payable to each stockholder will be proportionately reduced.

      We currently plan to pay the E&P Dividend on or before January 31, 2006.

Additional Business Risks

      In undertaking to qualify as a REIT, we will be exposed to various risks that we have not faced in the past. If we fail to comply with the complex rules governing our REIT status following the REIT election, we could suffer adverse tax consequences. As a REIT, we may have to forego otherwise attractive investment opportunities to comply with the REIT qualification requirements, and we will be limited in our ability to fund dividend payments using cash generated through the TRSs. See “Risk Factors — Risks Relating to the REIT Election” for a discussion of these and other risks associated with the REIT election and our operations as a REIT.

Quarterly Dividends

      As a REIT, we intend to pay regular, quarterly dividends beginning in the first quarter of 2006. Actual dividend payments on our common stock following the REIT election are subject to final board of directors approval and will be based on our results of operations, cash flow and prospects at the time, as well as any contractual limitations in our debt instruments. As a result, the level of dividends we pay could be less than our current estimates.

      Currently, we estimate an aggregate annual dividend per share of approximately $2.15 in 2006 and $2.90 in 2007. Our projected dividends are based on a number of assumptions for each relevant period including, without limitation:

•	the number of shares of our common stock outstanding, adjusted to reflect the shares of common stock that we expect to issue in this and our planned additional equity raises in 2006 but not adjusted to reflect the issuance of additional shares as payment of the E&P Dividend,

•	average loans and the yield on those loans,

•	our cost of funds,

•	our blended tax rate,

•	our average leverage,

•	our book value,

•	annualized charge-offs, and

•	income we earn from sources other than current loans, such as our equity investments.

      Each of the assumptions underlying our projected dividends is subject to risks and uncertainties and is subject to change. If one or more of our assumptions turn out to be incorrect, our actual results, including our estimated aggregate annual dividend per share in 2006 and 2007, may materially differ from the projections that are based on these assumptions. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of these and other risks associated with our assumptions.

      We anticipate significant dividend growth from 2006 to 2007 as a result of continued strong growth in our business, as well as the benefits of the REIT structure as our expected originations of qualifying REIT assets increase the percentage of assets we hold in the REIT as opposed to assets held by us through the TRSs.

Reserve Policy Modification

      On September 19, 2005, we announced a modification of our reserve policy that increased our allowance for loan losses to 1.42% effective in the third quarter of 2005. The net effect of the change was a $29.6 million increase in the allowance in August 2005. This increase is based on our management’s decision to increase our general reserve factors.

The Offering

      The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	CapitalSource Inc.

Common stock offered to the public	15,000,000 shares, including at least 2,250,000 shares of our common stock expected to be offered to the affiliated purchasers(1)

Common stock to be outstanding after this offering	134,859,982 shares(2)

Use of proceeds	Our net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, after deducting underwriting discount, commission and other estimated expenses of this offering. We intend to use all of the net proceeds of this offering to repay indebtedness under one of our revolving credit facilities. Harris Nesbitt Corp., one of the underwriters, or one of its affiliates is a lender under that facility and may receive more than 10% of the proceeds from this offering. See “Underwriting.” The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any affiliated purchaser. For a more complete description, see “Use of Proceeds.”

NYSE symbol	CSE

Settlement Date	Delivery of shares of our common stock will be made against payment therefor on or about October , 2005, which will be the third business day after pricing of this offering.

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement and in our most recent Annual Report on Form 10-K, incorporated by reference into this prospectus supplement, for other information you should consider before buying shares of our common stock.

(1)	We expect that the affiliated purchasers will be offered at least 2,250,000 of these shares. We cannot provide any assurance as to the exact number of shares of our common stock that the affiliated purchasers will purchase, if any.

(2)	The number of shares of our common stock to be outstanding after this offering is based on 119,859,982 shares outstanding as of August 31, 2005 and assumes no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full, the number of shares of our common stock outstanding upon completion of this offering will be 137,109,982.

RISK FACTORS

      An investment in our common stock involves risks. In addition to the matters discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and other information in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement, you should consider carefully the following risk factors before deciding to invest in our common stock. In connection with the forward-looking statements that appear in this prospectus supplement, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the REIT Election

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we will have reduced funds available for distribution to our stockholders, and our income will be subject to taxation at regular corporate rates.

      We are not currently a REIT. To qualify as a REIT, we may need to amend one or more of our existing credit facilities, reposition our assets between the REIT and one or more TRSs and acquire a significant amount of qualifying REIT assets to enable us to satisfy the asset and income tests applicable to REITs under the Internal Revenue Code of 1986, as amended, or the Code. We might not complete the steps necessary to make the REIT election effective for 2006. Furthermore, the transactions that we intend to undertake in order to reposition our existing assets for REIT qualification purposes could result in the recognition of more taxable income or gain than expected, which could have the effect of increasing our required distributions for 2006, triggering unanticipated federal income tax liability, or making it difficult or impossible for us to comply with the REIT qualification requirements for 2006.

      Although we have not requested a ruling from the Internal Revenue Service, or the IRS, as to our qualification as a REIT or as to the federal income tax consequences of our REIT election related restructuring transactions, we expect that upon the completion of the proposed transactions and asset acquisitions necessary for REIT qualification as described above, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we might not succeed in qualifying as a REIT for any particular year. Furthermore, our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT annual income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The IRS could contend that our ownership interests in TRSs or securities of other issuers would give rise to a violation of the REIT requirements.

      If in any taxable year we fail to qualify as a REIT,

•	we will not be allowed a deduction for distributions to stockholders in computing our taxable income; and

•	we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

      Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn would likely have an adverse impact on the value of our common stock. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we are entitled to relief under certain statutory provisions. As a result, net income and the funds available for distribution to our stockholders could be reduced for up to five years or longer, which would have an adverse impact on the value of our common stock. Even if we qualify as a REIT, any gain or income recognized by our TRSs, either as a result of regular operations or in connection with our REIT election related restructuring transactions, will be subject to federal corporate income tax and applicable state and local taxes.

As a REIT, we will be limited in our ability to fund dividend payments using cash generated through our TRSs.

      Our ability to receive dividends from the TRSs from which we would make distributions to our stockholders is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include debt instruments secured by mortgages on real property, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt. In addition, at least 75% of our gross income for each taxable year as a REIT must be derived from interest on obligations secured by mortgages on real property or interests in real property, certain gains from the sale or other disposition of such obligations, and certain other types of real estate income. No more than 25% of our gross income may consist of dividends from the TRSs and other non-qualifying types of income. As a result, even if our non-REIT activities conducted through TRSs were to become highly profitable, we might be limited in our ability to receive dividends from the TRSs in an amount required to fund required dividends to our stockholders.

Because the timing of the completion of our REIT election is not certain, we may not realize the anticipated tax benefits from the REIT election for 2006.

      The timing of the completion of our REIT election will depend on our ability to successfully complete the required transactions for qualification as a REIT. We anticipate that the REIT election will be effective January 1, 2006, but the effective date of the REIT election could be delayed. If the transactions contemplated by the REIT election are delayed, we may not be qualified to elect REIT status for 2006. In that event, the benefits attributable to our status as a REIT, including our ability to reduce our corporate-level federal income tax, would not commence on January 1, 2006, and we would continue to pay corporate-level income taxes in 2006. In addition, any delay in our ability to qualify as a REIT could affect our ability to pay and, over time, to increase, our dividends to stockholders until such time, if ever, such election becomes effective.

There are uncertainties relating to our estimate of the E&P Dividend.

      To qualify as a REIT, we will be required to make the E&P Dividend prior to the end of our first taxable year as a REIT, which we expect will be the taxable period ending December 31, 2006. Failure to make the E&P Dividend before December 31, 2006 would result in our disqualification as a REIT. The determination of the amount to be distributed in the E&P Dividend is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently than the IRS. We currently believe and intend that our E&P Dividend will equal the amount required to be distributed to satisfy the requirements relating to the distribution of E&P. There are, however, substantial uncertainties relating to the determination of our E&P Dividend, including the possibility that the IRS could, in any audits for tax years through 2006, successfully assert that our taxable income should be increased, which would increase our E&P. Thus, we might fail to satisfy the requirement that we distribute all of our E&P by the close of our first taxable year as a REIT. Moreover, we cannot now determine whether we will be able to take advantage of the procedures available to cure a failure to distribute all of our E&P or the economic impact on us of doing so.

We intend that the E&P Dividend will be a taxable dividend, notwithstanding any elections by stockholders to receive all or part of their portion of the E&P Dividend in shares of our common stock rather than cash.

      We intend that the entire amount of the E&P Dividend received by each stockholder will be treated for tax purposes as a taxable dividend, regardless of whether the stockholder receives the E&P Dividend in the form of cash or shares of our common stock or a combination of cash and shares of our common stock. Therefore, a stockholder that receives its portion of the E&P Dividend entirely in the form of shares of our common stock would be treated for federal income tax purposes as having received a taxable dividend from us, as would a stockholder that receives its portion of the E&P Dividend entirely in cash or partly in cash and partly in shares of our common stock.

If we permit you to elect to receive your portion of the E&P Dividend in cash, stock or a combination, and we impose a limit on the amount of cash we will pay in the aggregate, the E&P Dividend could be treated for tax purposes as a nontaxable stock dividend, which would preclude an effective distribution of E&P.

      We believe that the E&P Dividend will be taxable in its entirety. However, if we opt to pay a portion of the E&P Dividend in common stock, the IRS could argue that the imposition of the limit on the cash component of the E&P Dividend causes a portion of the common stock component of the E&P Dividend to be treated as a non-taxable stock dividend. Treatment of a portion of the common stock component of the E&P Dividend as a non-taxable stock dividend would reduce the amount of our E&P distributed through the E&P Dividend, and might require us to incur additional expenses and make an additional distribution when we lack the financial resources to do so, or at a time when the tax rate would be less advantageous to our stockholders. An IRS assertion that the distribution of common stock was not a taxable distribution, if successful, would also result in a holder not having been required to recognize income.

If we permit you to elect the form of payment of the E&P Dividend, because the total cash payable to stockholders will be limited, your ability to elect and receive cash will depend on the election made by others.

      If we permit an election of the form of payment of the E&P Dividend, we plan to limit the total amount of cash available for the E&P Dividend to approximately 20% of the total E&P Dividend. The total amount of cash distributed to any particular stockholder will depend upon the extent to which our stockholders collectively elect to receive cash rather than shares of our common stock. If the total amount of cash elected by our stockholders exceeds the maximum cash available in the E&P Dividend, then the available cash may, to some extent, be prorated among our stockholders making cash elections. Therefore, you may not receive the proportion of the dividend in cash that you elect. On a pro forma basis, giving effect to the issuance of 15,000,000 shares of our common stock in this offering and assuming an aggregate value for the E&P Dividend of $350 million, a stockholder that elects to receive all cash will receive no less than approximately $0.52 per share in cash (equal to the $70 million maximum cash portion of the $350 million E&P Dividend divided by the number of shares outstanding). If the aggregate amount of cash elected by all stockholders does not exceed the maximum cash portion of the E&P Dividend, stockholders electing to receive all cash would be expected to receive more than the minimum amount of cash per share. To the extent we issue additional shares of common stock prior to the record date our board will set for payment of the E&P Dividend, including for this purpose any shares sold upon exercise of the underwriters’ over-allotment option, the per share amount of the E&P Dividend payable to each stockholder will be proportionately reduced.

The current market price of shares of our common stock may not be indicative of the market price of shares of our common stock following the E&P Dividend and REIT election.

      Our current share price may not be indicative of how the market will value shares of our common stock following the REIT election because of the effect of the actual distribution of shares of our common stock and cash in connection with the E&P Dividend, the change in our organization from a taxable corporation to a REIT and our REIT dividend policy, when implemented. In addition, our current stock price reflects the current market valuation of our current business and assets and does not necessarily take into account the changes in our business and operations or the payment of dividends that will occur in connection with and following the REIT election. The current price of our common stock is also affected by general market conditions and the economic and market perception of REIT stocks, as well as prevailing interest rates which, when rising, can result in reduced demand for dividend paying stocks like those offered by REITs.

The extent of our proposed use of TRSs may affect the price of our common shares relative to the share price of other REITs.

      Following our election to be taxed as a REIT, we intend to conduct a significant portion of our business activities through one or more TRSs, which are corporations subject to corporate level income taxes. Our use of TRSs will enable us to engage in non-REIT qualifying business activities. However, under the Code, no more than 20% of the value of the assets of a REIT may be represented by securities of one or more TRSs. This limitation may affect our ability to make investments in non-REIT qualifying operations. Furthermore, our use of TRSs may cause the market to value our common shares differently than the shares of other REITs, which may not use TRSs as extensively as we expect to use them.

The lack of share ownership and transfer restrictions in our charter may affect our ability to qualify as a REIT.

      To qualify as a REIT, we may not have five or fewer individuals who own, directly or indirectly after applying attribution of ownership rules, 50% or more of the value of all outstanding shares of our capital stock. Although it is not required by law or the REIT provisions of the Code, many existing REITs have adopted ownership and transfer restrictions in their articles of incorporation or organizational documents which prevent five or fewer individuals from owning, directly or indirectly, 50% or more of the value of the outstanding shares of these entities. We do not have and we may never adopt such share ownership and transfer restrictions. As a result, the possibility exists that five or fewer individuals could acquire 50% or more of the value of all outstanding shares of our capital stock, which could result in our failure to qualify as a REIT or the loss of such qualification in the future.

Certain of our business activities are potentially subject to prohibited transactions tax or corporate level tax.

      REITs are generally passive entities and thus only can engage in those activities permitted by the Code, which for us generally includes our current real estate based lending activities and the complementary activities in which we intend to engage as a REIT. Accordingly, we will need to conduct our existing, non-real estate lending activities through one or more TRSs, which are subject to corporate level tax, because such activities generate non-qualifying REIT income. Also, we will limit the asset disposition activity that we engage in directly (that is, outside of our TRSs) because certain asset dispositions conducted regularly and directly by us could constitute “prohibited transactions” and, thus, could be subject to a 100% penalty tax. In general, prohibited transactions are defined by the Code to be sales or other dispositions of property held primarily for sale to customers in the ordinary course of a trade or business other than property with respect to which a “foreclosure property” election is made.

      By conducting our business in this manner, we believe we will satisfy the REIT requirements of the Code and avoid the 100% tax that could be imposed if a REIT were to conduct a prohibited transaction. We may not always be successful, however, in limiting such activities to any TRSs. Therefore, we could be subject to the 100% prohibited transactions tax if such instances were to occur. The net income of our TRSs will be subject to corporate level income tax.

Legislative or other actions affecting REITs could have a negative effect on us.

      The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, which may have retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

An investment in our shares of common stock involves other tax issues.

      We may face other tax liabilities as a REIT that reduce our cash flow. Even if we become qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we will hold some of our assets through TRSs. TRSs are corporations subject to corporate-level income tax at regular rates.

      If, during the ten-year period beginning on the first day of the first taxable year for which we qualified as a REIT (expected to be 2006), we recognize gain on the disposition of any property that we held as of such date, then, to the extent of the excess of (i) the fair market value of such property as of such date over (ii) our adjusted income tax basis in such property as of such date, we will be required to pay a corporate-level federal income tax on such gain at the highest regular corporate rate. Although we have no present intention to dispose of any property in a manner that would trigger such tax consequences, such dispositions could occur in the future.

      In addition, the IRS may assert liabilities against us for corporate income taxes for taxable years prior to the time we qualify as a REIT, in which case we will owe these taxes plus interest and penalties, if any. Moreover, any increase in taxable income will result in an increase in accumulated E&P, which could require us to pay an additional taxable dividend to our then-existing stockholders within 90 days of the relevant determination.

      State tax laws may not conform to federal tax law. Though we expect to qualify as a REIT in 2006 for federal income tax purposes, our qualification as a REIT under the laws of each individual state will depend, among other things, on that state’s conformity with federal tax law. If you live in a state whose tax laws do not conform to the federal tax treatment of REITs, even if we do not do business in that state, cash distributions to you may be characterized as ordinary income rather than capital gains for purposes of computing your state taxes. You should consult with your tax advisor concerning the state tax consequences of an investment in our common shares.

      We and some of our stockholders could have federal income tax liability if we recognize any “excess inclusion income.” If we own a residual interest in either a REMIC or taxable mortgage pool, we will be required to allocate excess inclusion income among our stockholders to the extent that such amounts exceed our REIT taxable income, excluding any net capital gain. To the extent that a stockholder is allocated a portion of our excess inclusion income, such excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would be subject to federal withholding tax at the maximum rate (30%), generally being ineligible for a reduction or elimination of such tax under an applicable income tax treaty, in the hands of foreign stockholders. Generally, to the extent that we allocate any excess inclusion income to certain “disqualified stockholders” that are not subject to federal income taxation notwithstanding the foregoing sentence, we would be subject to tax on such excess inclusion income at the highest tax rate. Tax-exempt investors, non-U.S. stockholders and stockholders with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our shares of common stock.

Inability to obtain lender consents may have a material adverse effect on our ability to make the REIT election as intended.

      We may be required to obtain consents from the lenders on our credit facilities as necessary to reposition our qualifying and non-qualifying REIT assets as between us and our TRSs in anticipation of making the REIT election. Given the number of our facilities and lenders on those facilities, we may make the REIT election prior to completing the process of obtaining consents. If we were unable to obtain one or more lender consents, we would not consummate the REIT election unless we believed the lack of those consents would not reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. Such a material adverse effect could still occur, however, which could reduce the value of our common stock.

We could lack access to funds to meet our dividend and tax obligations.

      In addition to the E&P Dividend requirement, we will be required to distribute at least 90% of our REIT taxable income (excluding capital gains) in order to qualify as a REIT and we will need to distribute 100% of our REIT taxable income, including capital gains, in order to eliminate federal income tax liability. Moreover, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if the amount we distribute during a calendar year (plus excess distributions made in prior years) does not equal at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, and any undistributed taxable income from prior taxable years. We also could be required to pay taxes and liabilities attributable to periods and events prior to the REIT election and additional taxes if we were to fail to qualify as a REIT. In addition, unless we elect to retain earnings from our TRSs, we will generally be required to refinance debt that matures with additional debt or equity. The amount of funds, if any, available to us could be insufficient to meet our dividend and tax obligations.

We will be dependent on external sources of capital to finance our growth.

      As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our stockholders 90% of our taxable income to qualify as a REIT, including taxable income where we do not receive corresponding cash. Our access to external capital will depend upon a number of factors, including general market conditions, the market’s perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

      To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by any TRSs.

Our management has limited experience operating a REIT and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT.

      The requirements for qualifying as a REIT are highly technical and complex. We have never operated as a REIT and our management has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss, which could harm our results of operation, financial condition and business prospects.

The requirements of the Investment Company Act impose limits on our operations that may impact the way we acquire and manage our assets and operations as a REIT.

      We conduct our operations so as not to be regulated as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act. We rely on the exclusion provided by Section 3(c)(5) of the Investment Company Act. Our ability to originate loans and acquire other assets may be limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. If we fail to own a sufficient amount of qualifying assets to satisfy the requirements of Section 3(c)(5) of the Investment Company Act and could not rely on any other exemption or exclusion under the Investment Company Act, we could be characterized as an investment company. The characterization of us as an investment company would require us to either (i) change the manner in which we conduct our operations to avoid being required to register as an investment company or (ii) register as an investment company. Any modification of our business plan for these purposes could have a material adverse effect on us. Further, if we were determined to be an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we may be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In addition, in conducting our business, we currently employ a degree of leverage that would not be permissible for a company regulated under the Investment Company Act, and we would have to restructure our operations dramatically, and also possibly raise substantial amounts of additional equity, to come into compliance with the limitations prescribed thereunder. Finally, because affiliate transactions are prohibited under the Investment Company Act, failure to maintain our exemption would force us to terminate our agreements with affiliates. Any of these results would be likely to have a material adverse effect on our business, our financial results and our ability to pay dividends to stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. Our ability to predict results or the mutual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	our belief that the election of REIT tax status beginning with our 2006 tax year will enhance stockholder value and is the most efficient way to hold our assets;

•	our expectations as to the amount of our historical earnings and profits that we will be required to pay out to our stockholders;

•	our projected dividends for 2006 and 2007;

•	our plans to continue to grow our asset based, corporate finance and real estate lending activities while expanding into complementary lines of business;

•	the occurrence of events that require a change in the timing of the REIT election;

•	variations in our actual pre-REIT earnings and profits that differ from our estimates and result in a lower or higher stockholder distribution;

•	our ability to satisfy complex technical rules to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules;

•	the expected heightened sensitivity of our stock price to our ability to maintain and increase the dividend on our common stock;

•	resolution of, and receipt of final board of directors approval with respect to, relevant legal, accounting and financial matters relating to our election of REIT status for 2006, and no occurrence of other events that require a change in the timing of our REIT election;

•	our ability to restructure our existing credit facilities, to the extent necessary, to permit us to position our assets in the most advantageous manner between the REIT and a taxable REIT subsidiary;

•	our ability to reposition our existing assets in a REIT compliant manner without incurring significant unexpected tax liability;

•	material variance in the expected level of our cumulative earnings and profits or our projected dividend payout, and the implications of any such variance on our stock price;

•	our ability to access the capital markets on attractive terms or at all to obtain the financing we will need in 2005 to manage the growth of our existing loan portfolio, and the additional capital we will require to operate as a REIT in 2006 and beyond;

•	our management’s ability to operate our business in accordance with the complex rules and regulations governing REITs as necessary to ensure our qualification and maintenance of our REIT status;

•	potential changes in tax laws that could reduce the benefits we associate with the REIT election;

•	our lack of share ownership limitations and transfer restrictions in our charter could result in our failure to qualify as a REIT if five or fewer individuals were to acquire 50% or more of our outstanding shares of common stock; and

•	the relative attractiveness of our dividend payout as compared to other investment options should market interest rates continue to rise.

      These risks and uncertainties, together with the information contained under the caption “Risk Factors” beginning on page S-7 of this prospectus supplement and in our most recent Annual Report on Form 10-K and those sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our most recent Annual Report on Form 10-K, should be considered in evaluating any forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. All forward-looking statements speak only to events as of the date on which the statements are made. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date on which the statement is made.

USE OF PROCEEDS

      Our net proceeds from this offering will be approximately $                     million, or approximately $                     million if the underwriters exercise their over-allotment option in full, after deducting underwriting discount, commission and other estimated expenses of this offering. The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any affiliated purchasers.

      We intend to use all of the net proceeds of this offering to repay indebtedness under our $826.0 million syndicated revolving credit facility for which Harris Nesbitt Corp., one of the underwriters, or one of its affiliates serves as administrative agent and a lender. Through the repayment of that facility, Harris Nesbitt Corp. or such affiliate may receive more than 10% of the proceeds from this offering. See “Underwriting.” During 2004 and 2005, we borrowed money under this facility to fund our lending business. As of August 31, 2005, $535.7 million was outstanding under this facility that accrued interest at a rate of 4.33%. The maturity date for this facility is May 24, 2007, subject to annual renewal by the lenders on each anniversary date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

      We currently are not a real estate investment trust, or REIT, for U.S. federal income tax purposes, but we currently intend to elect to be treated as a REIT for our 2006 taxable year. The following discussion describes the material United States federal income tax considerations expected to apply to us and our stockholders as a result of our future election to be treated as a REIT. As used in this discussion, the terms “the Company,” “our company,” “we,” “us,” “our” and “ours” refer solely to CapitalSource Inc. and not to its subsidiaries, except where the context indicates otherwise. Because this is a general summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of our common stock after we elect to be treated as a REIT, it may not contain all the information that may be important to you, and it does not address the tax considerations of owning our common stock prior to our REIT election. As you review this discussion, you should keep in mind that:

•	the tax consequences for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, or the Code,

•	holding shares of our common stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding our shares of common stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold our common stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

      The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and court decisions. The reference to the IRS interpretations and practices includes the IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not requested a ruling from the IRS concerning our election or future qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. The discussion below is based in part upon the American Jobs Creation Act which was enacted into law in October 2004. As with all new legislation, there is some uncertainty as to the application of several provisions included in the American Jobs Creation Act. In addition, some provisions of this law require the IRS to issue certain substantive and procedural guidance that has not yet been issued. Currently, new legislation, or the 2005 Act, is proposed in Congress. If enacted in its present form, the 2005 Act is expected to revise certain provisions of the American Jobs Creation Act and to provide further technical guidance on certain other provisions of the same law. However, we cannot provide any assurance that the 2005 Act will be adopted in its present form or that administrative guidance will be forthcoming. We cannot provide any assurance that administrative guidance issued after the date hereof will be consistent with our expectations or interpretations of the matters discussed herein.

      You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and sale of shares of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our shares of common stock and potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

Taxation of the Company as a REIT

      General. We currently are not a REIT for U.S. federal income tax purposes. Our board of directors, however, has authorized us to elect REIT status for federal income tax purposes for 2006. To qualify as a REIT, we will need to transfer our non-qualifying REIT assets to one or more taxable REIT subsidiaries, or TRSs, and expect to acquire a significant amount of additional REIT qualifying real estate assets. Although we plan to organize and operate in such a manner as to qualify for taxation as a REIT for 2006, we cannot assure you that we will complete all of the necessary transactions to qualify as a REIT for 2006. If we are unable to qualify as a REIT for 2006, then we currently would expect to pursue the necessary steps for us to qualify as a REIT for our 2007 taxable year. Furthermore, the transactions that we intend to undertake in order to reposition our existing assets for REIT qualification purposes could result in the recognition of more taxable income or gain than expected, which could have the effect of increasing our required distributions for 2006, triggering unanticipated federal income tax liability, or making it difficult or impossible for us to comply with the REIT qualification requirements for 2006.

      Our qualification and taxation as a REIT will depend upon our ability to meet initially and on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code, as described in this discussion, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see “— Failure to Qualify as a REIT.”

      The sections of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code, provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

      Regular domestic corporations (corporations that do not qualify as REITs or for other special classification under the Code) generally are subject to federal corporate income taxation on their net taxable income, and stockholders of regular domestic corporations are subject to tax on dividends that they receive. In any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net taxable income that is distributed currently to our stockholders as dividends. Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income. Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Currently, however, stockholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, stockholders of regular domestic corporations that are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Still, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular domestic corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at long-term capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

      While as a REIT we generally will not be subject to federal corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal taxes as follows:

(1) We will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

(2) Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments;

(3) If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. In general, foreclosure property is property we acquire as a result of having bid in a foreclosure or through other legal means after there was a default on a lease of such property or on an indebtedness secured by such property;

(4) Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;

(5) If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability;

(6) We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if the amount we distribute during a calendar year (plus excess distributions made in prior years) does not equal at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior taxable years;

(7) We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder (as defined below) would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. stockholder in our shares of common stock;

(8) We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary, or TRS), if certain arrangements among us, our TRS, and/or any tenants of ours, as further described below, are not comparable to similar arrangements among unrelated parties;

(9) Under certain REIT savings provisions of the Code, we may be subject to a tax if we fail specified asset tests;

(10) If we fail to satisfy a requirement under the Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income test or an asset test described in paragraph 9 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure;

(11) If we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our shares of common stock, and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty;

(12) We will be liable for federal corporate income tax, at the highest applicable corporate rate, on any “built-in gain” that exists with respect to those assets that we own on December 31, 2005, assuming our REIT election is effective as of 2006, if we dispose of those assets prior to January 1, 2016, in a transaction other than repayment at maturity. (This rule applies to assets held outside of any TRSs that we will form to hold a portion of our historic assets. Assets that we contribute to and hold through our TRSs (and the income derived therefrom) will be subject to corporate tax irrespective of the timing of their disposition.) A similar rule would apply to any assets we acquire in a tax-deferred or carryover basis transaction from a regular corporation (including, for example, if we were to liquidate a TRS) in the future. For a discussion of the tax treatment of dividends paid by us attributable to any taxable built-in gains that we may recognize in the future, see “— Taxation of U.S. Stockholders — Distributions to Stockholders — Qualified Dividend Income;” and

(13) If we own a residual interest in either a REMIC or taxable mortgage pool, or TMP, we will pay tax at the highest corporate rate on the amount of any excess inclusion income from those residual interests (or that is allocated to us from a REIT in which we own an interest) to the extent that such excess inclusion income would be allocable to any of our stockholders that are “disqualified organizations.” For a discussion of excess inclusion income, see “— Taxation of the Company as a REIT — Excess Inclusion Income” below.

      Furthermore, notwithstanding our status as a REIT, (a) we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes, (b) our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes, and (c) we and our subsidiaries may have to pay certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our TRSs is subject to federal corporate income tax and all applicable non-U.S., state and local taxes on its net income and operations.

      Requirements for Qualification As a REIT. The Code defines a REIT as a corporation, trust or association —

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7) that makes an election to be taxed as a REIT, or has made such election for a previous taxable year which has not been revoked or terminated;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury Regulations promulgated thereunder;

(9) that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not need to be met for our first REIT year (currently expected to be the taxable year ending December 31, 2006). For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We expect that we will have outstanding shares of common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6).

      Although it is not required by law or the REIT provisions of the Code, many existing REITs have adopted ownership and transfer restrictions in their articles of incorporation or organizational documents which prevent five or fewer individuals from owning, directly or indirectly, 50% or more, by value, of the outstanding shares of these entities. We do not have and we may never adopt share ownership and transfer restrictions. As a result, the possibility exists that five or fewer individuals could acquire 50% or more of our outstanding shares, by value, which could result in our failure to qualify as a REIT. If we fail to satisfy such share ownership requirements and cannot avail ourselves of any statutory relief provisions, we will not qualify as a REIT. See “— Failure to Qualify as a REIT” below. Nevertheless, we will be treated as having met the requirements of (6) above, so long as we do not know, and upon the exercise of reasonable diligence would not have known, of ownership by stockholders in violation of this requirement, provided that we comply with Treasury Regulations that require us to send annual letters to our stockholders of record inquiring about the ownership of our stock. We intend to comply with the annual letters requirement and to regularly monitor securities filings by our significant stockholders.

      Non-REIT Earnings and Profits. A REIT will be taxed as though it did not make a REIT election if it has at the end of any taxable year any undistributed earnings and profits, or E&P, that are attributable to a non-REIT “C” corporation taxable year, which, in our case, includes all of our undistributed E&P from the time of our incorporation (including all E&P to which we succeeded in connection with our incorporation transactions in 2003) through December 31, 2005, assuming our REIT election is effective for 2006. Accordingly, we have until December 31, 2006 to distribute such E&P. We intend to make a dividend distribution to stockholders on or before January 31, 2006, to eliminate all of our non-REIT E&P. However, the computation of E&P is highly technical and complex and, although we believe that we will be able to calculate our E&P accurately, there can be no assurance that we will distribute all of our non-REIT E&P prior to December 31, 2006. If the IRS were to successfully assert that we did not distribute all of our non-REIT E&P prior to December 31, 2006, we could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute any remaining non-REIT E&P. The deficiency dividend procedures would require us to make a dividend distribution to stockholders in addition to the regularly required REIT distributions within 90 days of the determination, and to file a claim for a dividend paid deduction within 120 days of the determination. In addition, we would have to pay to the IRS interest on the non-REIT E&P not distributed prior to the end of 2006.

      Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). All assets, liabilities and items of income, deduction and credit of the QRS will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A QRS will not itself be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

      Taxable REIT Subsidiaries. A “taxable REIT subsidiary,” or TRS, is an entity that is taxable as a regular corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a TRS under Section 856(l) of the Code. A TRS also includes any entity that is taxable as a regular corporation in which a TRS of ours owns, directly or indirectly, securities representing more than 35% of the vote or value. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

      Unlike a QRS, the income and assets of our TRSs are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Rather, for REIT asset and income testing purposes, we take into account our interest in a TRS’ securities and the income and gain we derive therefrom. A TRS can engage in activities or hold assets that could not be performed or held directly by the REIT or partnership subsidiaries of the REIT without affecting REIT compliance, such as engaging in the active business of originating, holding and selling non-real estate loans. However, certain restrictions will be imposed on our ability to own, and our dealings with, TRSs. These restrictions are intended to ensure that TRSs comprise a limited amount of our business (not more than 20% of our total assets) and that TRSs remain subject to an appropriate level of federal income taxation. These restrictions are discussed in detail under “— Requirements for Qualification As a REIT— Income Tests,” “— Requirements for Qualification As a REIT— Asset Tests,” and “— Requirements for Qualification As a REIT— Tax Aspects of Our Investments in Taxable REIT Subsidiaries” below.

      Income Tests. To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from some types of temporary investments. Income qualifying for the 75% gross income test generally includes:

•	rents from real property,

•	interest on debt secured by mortgages on real property or on interests in real property,

•	dividends or other distributions on, and gain from the sale of, shares in other REITs,

•	gain from the sale of real property or mortgages on real property,

•	amounts received in consideration for entering into an agreement to make a loan secured by real property or on interests in real property, or to purchase or lease real property (including interests in real property and interests in mortgages in real property) other than amounts the determination of which depends in whole or in part on the income or profit of any person,

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC, and

•	income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

      Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities.

      Our income for purposes of these tests includes our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes. Our allocable share of the income from an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our capital interest in that entity.

      Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales, and

•	an amount that depends in whole or in part on the income or profits of a debtor, to the extent such amount is attributable to qualified rents received by a debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

      If a loan contains a shared appreciation feature (generally, a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date), the income attributable to the shared appreciation feature will be treated as gain from the sale of the property securing the loan for purposes of the gross income tests and the prohibited transactions tax rules.

      Interest, original issue discount and market discount on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

      Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations, or CMOs, generally will not be qualifying income for purposes of the 75% gross income test, since such individual CMOs generally are not considered directly secured by interests in real property. However, the interest income such instruments generate may nonetheless qualify for purposes of the 95% gross income test.

      Whether income received with respect to a “hypothecation” loan (a loan secured by another loan) that is secured by a mortgage loan will be qualifying income for purposes of the 75% gross income test will depend on the facts and circumstances of each case. In Revenue Ruling 80-280, the IRS concluded that a hypothecation loan can qualify as a real estate asset for REIT testing purposes and thus can generate REIT qualifying income if it has certain characteristics noted in that ruling and represents an investment exclusively in mortgage loans. Although such a hypothecation loan likely will generate qualifying income for purposes of the 75% gross income test, we can give no assurance that such interest income will in fact be treated as such at all times, that hypothecation loans we hold will always be treated as a real estate assets, or that the IRS will not challenge the qualification of income from such loans under the 75% gross income test. If income on hypothecation loans does not qualify for the 75% gross income test, it may nonetheless qualify for purposes of the 95% gross income test.

      Among the assets we expect to hold are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we originate may not meet all of the requirements for reliance on this safe harbor. As a result, there can be no assurance that the IRS will not challenge the qualification of the interest generated by these loans under the 75% gross income test.

      Fee Income. We may receive various fees in connection with mortgage loans and leasing transactions. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, or to purchase or lease real property, interests in real property and interests in mortgages in real property. Therefore, commitment fees received in connection with such loans will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing the loan or servicing debt instruments issued in securitizations are not qualifying income for purposes of either income test. If these fees are earned by a TRS, then the income from these services will not be included for purposes of our income tests. As a result, our TRS may perform activities that would yield non-qualifying income to us.

      Rents from Real Property. We expect to hold some real property that we lease to commercial tenants either on a triple-net basis or as part of sale and leaseback transactions. Rents we receive under such transactions generally will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above, provided that the following conditions are met:

•	First, the transaction underlying the real property must qualify as a “true lease” for federal income tax purposes. The determination of whether a lease is a true lease for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner; and

•	the extent to which the property owner retains the risk of loss with respect to the property or the potential for economic gain with respect to the property.

•	Second, the amount of rent must not depend in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not fail to be treated as “rents from real property” solely by reason of being dependent on a fixed percentage or percentages of receipts or sales.

•	Third, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests. An exception applies to a related party that is a TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Fourth, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fifth, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only permitted to directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through either an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or a TRS, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as “rents from real property,” but the impermissible tenant service income itself will not qualify as “rents from real property.”

      Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not intend to structure any leases of real property in a manner that would produce non-qualifying income. In addition, we intend to monitor the activities at our properties to ensure that we do not provide services that will cause us to fail to meet the income tests.

      Hedging Transactions. From time to time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income solely for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Qualified Temporary Investment Income. For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our shares or certain long-term debt obligations, in stock and debt obligations during the one-year period beginning on the date we receive the new capital.

      Income from Foreclosure Property. If we acquire real property and personal property incident to such property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property, and if we make a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income we realize from such property generally will be subject to tax at the maximum federal corporate tax rate, regardless of whether we distribute such income to our stockholders currently or not. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income test purposes even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election.

      Failure to Satisfy the Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and following identification of the failure, we file with the IRS a schedule describing each item of our gross income.

      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

      Asset Tests. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets, as follows:

(1) At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include debt instruments secured by mortgages on real property, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt;

(2) Not more than 25% of our total assets may be represented by securities, other than those described in (1) above;

(3) Except for securities described in (1) above and securities in TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

(4) Except for securities described in (1) above and securities in TRSs, we may not own more than 10% of any one issuer’s outstanding voting securities;

(5) Except for securities described in (1) above, securities in TRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(6) Not more than 20% of the value of our total assets may be represented by the securities of one or more TRS.

      Our assets for purposes of the asset tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test only, our allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests in such entity and certain other securities issued by such entity.

      For purposes of the asset tests, a regular or residual interest in a REMIC generally is treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning directly our proportionate share of the assets of the REMIC.

      Non-REMIC CMOs generally are not qualifying real estate assets because individual CMOs generally are not considered directly secured by interests in real property.

      Whether a hypothecation loan secured by a mortgage loan will be a real estate asset will depend on the facts and circumstances of each case. The IRS has published guidance on the treatment of certain hypothecation loans as qualifying real estate assets in Revenue Ruling 80-280. Generally, these guidelines are intended to ensure that the hypothecation loans represent investments exclusively in mortgage loans. Although a hypothecation loan that fits within the published guidance likely will constitute a real estate asset, there is no assurance that such loan will in fact be treated as a real estate asset at all times, or that the IRS will not challenge the qualification of such loans as real estate assets.

      Whether a mezzanine loan secured by equity interests in an entity that directly or indirectly owns real property, rather than a direct mortgage on a real property, will constitute a qualifying real estate asset will depend on the facts and circumstances. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated as a real estate asset for purposes of the REIT asset tests. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the treatment of the mezzanine loans as qualifying real estate assets for the REIT asset test purposes.

      Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities we own for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed below; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (generally, obligations to pay rent after the close of the taxable year, other than such agreements with related party tenants); (5) securities issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS.

      In addition, for purposes of the 10% value test only, to the extent we hold debt securities that are not described in the preceding paragraph, (a) any such debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) any such debt instrument that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

      Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled TRSs, own any securities not described in the preceding paragraph that have an aggregate value greater than 1% of the issuer’s outstanding securities, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a “straight debt” security if either (a) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (b)(i) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and (ii) not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

      With respect to each issuer of securities we currently own or expect to own that does not qualify as a REIT, a qualified REIT subsidiary or a TRS, we believe the value of the securities of such issuer (including unsecured debt but excluding any equity interest if such issuer is a partnership) that we own or we expect to own does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the considerations described above). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

      After initially meeting the asset tests for our first calendar quarter as a REIT, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

      Furthermore, the failure to satisfy certain asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure the failure by disposing of sufficient assets to cure the violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests (including the 75%, 25% and the 20% asset tests) attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause, and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets. The applicable Treasury Regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions. If the 2005 Act is enacted in its present form, this REIT savings provision also would apply to any de minimis failure to satisfy the 75%, 25% or 20% asset tests provided that such failure meets the requirements for the application of this provision, including the payment of any applicable penalty.

      We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.

      Annual Distribution Requirements. To qualify as a REIT, we generally must make distributions as dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

      Dividend distributions must generally be made during the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute as a dividend all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

      Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed as dividends and amounts retained for which federal income tax was paid if we fail to distribute by the end of a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.

      We may elect to retain rather than distribute all or a portion of our net capital gain and pay the tax on the gain. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

      We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. This may be due to differences in timing between the actual receipt of income and the actual payment of deductible expenses and the inclusion of that income and the deduction of those expenses in determining our REIT taxable income. Possible examples of these timing differences include:

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayment but that defers taking into account credit losses until they are actually incurred.

•	We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have stated redemption price at maturity that is greater than our tax basis in those loans.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

      Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and we also may be required to pay the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

      Sale/Leaseback Transactions. To the extent that we enter into any sale and leaseback transaction, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property that has leased the property to a tenant or the holder of debt secured by the property. The IRS may take the position that specific sale/leaseback transactions that we may treat as a sale and lease should be treated as a financing, or vice-versa. If a sale/leaseback transaction that we characterized in one way were then recharacterized by the IRS, this could affect our ability to satisfy the REIT income and assets and the REIT distribution requirement for the years for which a sale/leaseback transaction were recharacterized. Therefore, such a recharacterization could cause us to fail to qualify as a REIT. See “— Failure to Qualify as a REIT” below.

      Recordkeeping Requirements. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

      Failure to Qualify as a REIT. If we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “— Requirements for Qualification As a REIT— Asset Tests” and “— Requirements for Qualification As a REIT— Income Tests”), we can avoid disqualification of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings. In addition, all of our distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at long-term capital gain rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

      Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a TMP under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities;

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets; and

•	no election is made to treat the entity as a REMIC.

      Under the Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

      Our future financing and securitization arrangements may cause us to be treated as owning an interest in one or more TMPs. Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation separate from the entity for federal income tax purposes.

      If we own less than all of the equity interests in a TMP or if we own an interest in an entity treated as a partnership for federal income tax purposes that owns an equity interest in a TMP, the TMP would be subject to taxation as a corporation. In addition, owning less than all of the equity interests of a TMP could adversely affect our compliance with the REIT income and asset tests.

      If we or our qualified REIT subsidiary or a disregarded subsidiary owns all of the residual interests in a TMP, however, the TMP will not be treated as a separate corporation that is subject to corporate income tax, and the TMP classification will not directly affect our tax status of the REIT. We and our stockholders will nonetheless be subject to special income recognition rules. See “— Taxation of the Company as a REIT — Excess Inclusion Income” below.

      We intend to monitor the structure of any TMPs in which we acquire an interest to ensure that they will not adversely affect our status as a REIT. As a result, we could be limited in our ability to sell to outside investors debt securities or equity interests in our securitizations. These limitations could preclude us from using certain techniques to maximize our returns from securitization transactions.

      Excess Inclusion Income. If we own a residual interest in a REMIC or all of the residual interests in a TMP, a portion of our income attributable to the REMIC or TMP, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a TMP over (b) the sum of an amount for each day in the calendar quarter equal to the product of (i) the adjusted issue price at the beginning of the quarter multiplied by (ii) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Any excess inclusion income allocable to us will be subject to the distribution requirements that apply to us, and could therefore adversely affect our liquidity. See “— Annual Distribution Requirements Applicable to REITs” below.

      We will be required to allocate excess inclusion income among our stockholders to the extent that such amounts exceed our real estate investment trust taxable income (our taxable income adjusted for several items including a deduction for dividends paid) excluding any net capital gain. It is not clear how excess inclusion income should be allocated among shares of different classes of our shares or how such income is to be reported to stockholders. To the extent that a stockholder is allocated a portion of our excess inclusion income, such excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would be subject to federal withholding tax at the maximum rate (30%), generally being ineligible for a reduction or elimination of such tax under an applicable income tax treaty, in the hands of foreign stockholders. Although the law on the matter is unclear with regard to TMP interests, to the extent that we allocate any excess inclusion income to certain “disqualified stockholders” that are not subject to federal income taxation notwithstanding the foregoing sentence, we would be subject to tax on such excess inclusion income at the highest tax rate.

      A “disqualified stockholder” includes:

•	the United States,

•	any state or political subdivision of the United States,

•	any foreign government,

•	any international organization,

•	any agency or instrumentality of any of the foregoing,

•	any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and

•	any rural, electrical or telephone cooperative.

      Tax-exempt investors, non-U.S. stockholders and stockholders with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our shares of common stock.

      Prohibited Transactions Tax. Any gain realized by us on the sale, which may include taxable contribution of loans to a securitization entity, of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Any income from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) we capitalized expenditures on the property in the four years preceding sale that are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

      While we intend to hold our assets for investment with a view to long-term appreciation, some of the financing techniques we expect to use as part of our investment strategy may result in us recognizing gain for federal income tax purposes, and we cannot provide any assurance that the IRS might not contend such financing techniques resulted in prohibited transactions or that such gains were subject to the 100% penalty tax.

Tax Aspects of Our Investments in Partnerships and Limited Liability Companies

      Generally, a partnership or a limited liability company will be treated as a partnership or disregarded as an entity separate from its owner for federal income tax purposes, depending on the number of owners, unless it makes an affirmative election to be treated as an association taxable as a corporation for federal income tax purposes. However, under certain circumstances, a partnership or a limited liability company may nonetheless be taxed as an association taxable as a corporation for federal income tax purposes. In particular, a partnership or a limited liability company may be treated as such association if it meets requirements for a “publicly traded partnership” for federal income tax purposes based on the ownership diversification and transferability of its equity interests. Alternatively, a partnership or a limited liability company may affirmatively make an election to be treated as an association taxable as a corporation for federal income tax purposes. One or more of our wholly owned subsidiaries is expected to make this election in connection with our REIT election. If a partnership or limited liability company in which we made an equity investment, and which did not otherwise make an election to be treated as an association taxable as a corporation for federal income tax purposes, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Requirements for Qualification as a REIT — Asset Tests” and “— Requirements for Qualification as a REIT — Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the partnership’s or limited liability company’s status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income and asset tests based on our capital interest in such entity, but the actual computation of our REIT taxable income will be based on our distributive share of such items determined under the applicable partnership or limited liability company agreement or under the applicable provisions of the

Code and the Treasury Regulations thereunder. In addition, to the extent we enter into joint ventures with third parties who contribute properties to such joint ventures on a tax-deferred basis, the allocation of the items of income, gain, loss, deduction and credit may be different from our pro-rata ownership of the joint ventures’ capital.

Tax Aspects of Our Investments in Taxable REIT Subsidiaries

      To the extent we and a corporation make an election to treat such corporation as our TRS, such corporation will not qualify as a REIT and therefore will pay federal, state and local income taxes on its net income at normal corporate rates. To the extent that a TRS of ours pays such taxes, the cash available for distribution to stockholders will be reduced accordingly. However, to the extent that our TRS pays dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gain rates, rather than at ordinary income rates. See “— Taxation of U.S. Stockholders — Distributions to Stockholders — Qualified Dividend Income.”

      Certain restrictions are imposed on a TRS to ensure that such entities will be subject to an appropriate level of federal income taxation. For example, our TRS may not deduct interest payments made in any year to us to the extent that such payments exceed, generally, 50% of its adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our TRSs to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for payments to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for any of the safe harbor provisions contained in the Code.

      To the extent that we use a TRS of ours to provide services with respect to our investments or financing (including securitizations) to our tenants or borrowers, we anticipate that any fees paid to the TRS for tenant services will reflect arm’s length rates. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion and we did not satisfy any of the safe harbor provisions described above, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

      Our ownership of the securities of TRSs is currently subject to certain asset tests. These tests restrict the ability of our TRSs to increase the size of their businesses unless the value of our assets increases at a commensurate rate. See “— Requirements for Qualification As a REIT — Asset Tests,” above.

Taxation of Holders of Shares of Our Common Stock

      As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of shares of our common stock described in this discussion that is for United States federal income tax purposes:

(1) a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

(2) a corporation or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

(3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

(4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

      In the case of a partnership that holds shares of our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds shares of our common stock, that is not a U.S. stockholder.

Taxation of U.S. Stockholders

Distributions to Stockholders

      General. As long as we qualify as a REIT, distributions made to taxable U.S. stockholders of our shares out of current or accumulated earnings and profits that are not designated as capital gain dividends or as qualified dividend income, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, if we issue preferred shares, our earnings and profits will be allocated first to distributions with respect to the preferred shares and then to the shares of common stock. Corporate stockholders will generally not be eligible for the dividends received deduction with respect to these distributions.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. stockholder’s shares, the distributions will be taxable as capital gain, assuming the shares are a capital asset in the hands of the U.S. stockholder.

      Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

      Capital Gain Dividends. We may elect to designate distributions attributable to our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their shares. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

      Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gain in their income. If we make such an election, U.S. stockholders (a) will include in their income as long-term capital gain their proportionate share of such undistributed capital gain and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gain and thereby receive a credit or refund for such amount. A U.S. stockholder will increase its basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

      With respect to U.S. stockholders of our shares who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

      We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

      Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

      Qualified Dividend Income. A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” to the extent that such amount is attributable to amounts described in (a) through (c) below, and we properly designate it as “qualified dividend income.” Qualified dividend income is taxable to non-corporate U.S. stockholders at long-term capital gain rates, provided that the stockholder has held the shares of common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares of common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from regular corporations (including our TRSs);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the federal income tax paid by us with respect to such built-in gain.

      Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (generally excluding a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the shares of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

      If we designate any portion of a dividend as a capital gain dividend or as qualified dividend income, the amount that will be taxable to the stockholder as capital gain or as qualified dividend income will be indicated to U.S. stockholders on IRS Form 1099-DIV.

      Excess Inclusion Income. If “excess inclusion income” from a TMP or a REMIC is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our REIT taxable income in a particular year, this income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “ — Taxation of the Company as a REIT” above.

      Other Tax Considerations. Distributions made by us with respect to our shares of common stock and gain arising from the sale or exchange of our shares of common stock by a U.S. stockholder will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends, capital gain from the disposition of our shares of common stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gain will be taxed at ordinary income tax rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. The operating or capital losses will be carried over by us for potential offset against our future income, subject to applicable limitations. For purposes of computing liability for alternative minimum tax, certain of our alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of our stockholders in the ratio that our distributions bear to our taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of our stockholders are deemed to be derived by the stockholders proportionately from each such alternative minimum tax adjustment of us and are taken into account by the stockholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Sale of Shares of Our Common Stock

      Upon any taxable sale or other disposition of shares of our common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted tax basis in such shares of our common stock for federal income tax purposes.

      Gain or loss will be capital gain or loss if the shares of our common stock have been held by the U.S. stockholder as capital assets. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate holder on the sale of our shares of common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

      In general, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent that the U.S. stockholder previously received distributions from us that were required to be treated by such U.S. stockholder as long-term capital gain.

Taxation of Non-U.S. Stockholders

      Distributions. Distributions with respect to shares of our common stock by us to a non-U.S. stockholder generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits unless (a) the dividend is designated as a capital gain dividend and is not attributable to the disposition of a U.S. real property interest or (b) the dividend is attributable to the disposition of a U.S. real property interest and either (i) our shares of common stock are not regularly traded on an established securities market located in the United States, or (ii) the non-U.S. stockholder owns more than 5% of the class of our common stock with regard to which the distribution is paid at any time during the tax year in which the distribution is received. Ordinary dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is “excess inclusion income.” “Excess inclusion income” will generally be allocated to our stockholders to the extent we have “excess inclusion income” that exceeds our REIT taxable income in a particular year. See “— Taxation of the Company as a REIT — Excess Inclusion Income” above. Dividends that are effectively connected with a trade or business generally will not be subject to the withholding tax and instead will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in a manner similar to the taxation of U.S. stockholders with respect to these dividends, and may be subject to any applicable alternative minimum tax. Applicable certification and disclosure requirements must be satisfied for dividends to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its shares of common stock will reduce the non-U.S. stockholder’s adjusted basis in its shares of common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its shares of common stock will be treated as gain from the sale of its shares of common stock, the tax treatment of which is described below. See “— Taxation of Non-U.S. Stockholders — Sale of Shares of Our Common Stock.”

      Distributions to a non-U.S. stockholder that are designated by us as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

•	such distribution is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax, as discussed above; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

      In addition, distributions attributable to gain from sales or exchanges by us of U.S. real property interests with respect to a class of shares that is not regularly traded on an established securities market located in the United States or is paid to a non-U.S. stockholder who owns, at any time during the tax year in which the distribution is received, more than 5% of the class of shares with regard to which the distribution is paid will be taxed under the Foreign Investment in Real Property Tax Act, or FIRPTA. For a non-U.S. stockholder that is not subject to FIRPTA tax with respect to a capital gain dividend because the non-U.S. stockholder owns 5% or less of our common stock during the relevant period, the dividend will be treated as an ordinary dividend for U.S. federal income tax and withholding purposes. If the 2005 Act is enacted in its present form, the 5% or less stock ownership requirement would have to be met at all times during the one-year period on the date of the distribution.

      Generally, for purposes of FIRPTA, a loan secured by a mortgage on real property in the United States is not considered a U.S. real property interest. However, a loan which provides for the right to share in the appreciation in the value, or in the gross or net proceeds or profits generated by, U.S. real property is considered a U.S. real property interest. In addition, an equity interest in a “United States real property holding corporation,” or “USRPHC,” is considered a U.S. real property interest. A U.S. corporation is a USRPHC if at least 50% of the value of the real property and certain other assets consists of U.S. real property interests. Given the expected nature of our investments, some of our investments may be considered U.S. real property interests, and amounts we distribute to our non-U.S. stockholders attributable to the gain from the sale or other disposition by us of such assets would be subject to FIRPTA.

      A non-U.S. stockholder receiving a distribution subject to FIRPTA will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and taxed in the manner described above. We will be required to withhold and remit to the IRS 35% (or 15% to the extent provided for in Treasury Regulations) of any distribution to non-U.S. stockholders that is either designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided for in Treasury Regulations) of a distribution that could have been designated as a capital gain dividend, whether or not such distribution is attributable to the sale of a U.S. real property interest. Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

      Sale of Shares of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our common stock generally would not be subject to U.S. taxation unless:

•	the investment in shares of our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to any gain;

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case any gain from the sale or exchange of our shares of common stock will be included in determining the individual’s net capital gain from U.S. sources for the taxable year, subject to a 30% withholding tax; or

•	the shares of our common stock constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

      The shares of our common stock will not constitute a U.S. real property interest if we are not a USRPHC. As discussed above, given the expected nature of our investments, we do not expect that we will be a USRPHC, but we cannot provide assurance that we will not be a USRPHC.

      Even if we are a USRPHC, shares of our common stock will not constitute a U.S. real property interest if we are a domestically-controlled qualified investment entity. We will be a domestically-controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. stockholders.

      We expect that we will be a domestically controlled REIT and, therefore, that the sale of shares of our common stock would not be subject to taxation under FIRPTA. During the periods in which our shares are publicly traded, however, we cannot guarantee that we will in fact be a domestically-controlled qualified investment entity.

      Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells our shares, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the shares of our common stock are considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

•	the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding shares of our common stock being sold throughout the shorter of the period during which the non-U.S. stockholder held the shares or the five-year period ending on the date of the sale or exchange.

      If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain on a net basis in a manner similar to the taxation of a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

      Provided that a tax-exempt holder has not held our shares of common stock as “debt financed property” within the meaning of the Code, or has otherwise held or used them in a trade or business, generally, the dividend and interest income from us will not be unrelated business taxable income, or UBTI, to a tax-exempt holder. Similarly, income from the sale of a common share will not constitute UBTI unless the tax-exempt holder has held its security as debt financed property within the meaning of the Code or has held or used the common share in a trade or business. To the extent, however, that we (or a part of us, or a disregarded subsidiary of ours) are a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to “excess inclusion income” may be subject to tax as UBTI. “Excess inclusion income” will generally be allocated to our stockholders to the extent we have “excess inclusion income” that exceeds our REIT taxable income in a particular year. See “— Taxation of the Company as a REIT — Excess Inclusion Income” above.

      Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares of common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

      A REIT is a “pension held REIT” if it meets the following two tests:

(1) it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2) either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

      The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the current estimated ownership of shares of our common stock, we do not expect to be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

      U.S. Stockholders. In general, information-reporting requirements will apply to distributions with respect to, and the proceeds of the sale of, our shares of common stock discussed herein to some holders, unless an exception applies.

      The payor is required to backup withhold tax on such payments (currently at the rate of 28%) if (a) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

      In addition, a payor of dividends or interest on our shares of common stock discussed herein will be required to backup withhold tax if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

      Some U.S. stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

      The payor will be required to furnish annually to the IRS and to holders of our shares of common stock information relating to the amount of dividends and interest paid on our shares of common stock, and that information reporting may also apply to payments of proceeds from the sale of our shares of common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

      Non-U.S. Stockholders. Generally, information reporting and backup withholding requirements described above for a U.S. stockholder will apply to a non-U.S. stockholder with respect to distributions on, or the proceeds from the sale of, our shares of common stock.

      The proceeds of a disposition by a non-U.S. stockholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting (but not the backup withholding) generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

      Generally, non-U.S. stockholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our shares of common stock when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to any backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

      Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our shares of common stock discussed herein.

State and Local Taxes

      We and the holders of shares of our common stock may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of the holders of shares of our common stock may not conform to the federal income tax treatment discussed above. Prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock.

Tax Shelter Reporting

      If a holder of shares of our common stock recognizes a loss as a result of a transaction with respect to shares of our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

UNDERWRITING

      Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, Lehman Brothers Inc. and JMP Securities LLC are acting as joint book-running managers of the offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated October      , 2005, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Lehman Brothers Inc.
JMP Securities LLC
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.
Harris Nesbitt Corp.
Piper Jaffray & Co.

Total	15,000,000

      The underwriters have agreed to offer an aggregate of at least 2,250,000 of the shares set forth above to the affiliated purchasers named on the cover of this prospectus supplement, who have indicated an interest in purchasing these shares directly from the underwriters at a price equal to the public offering price. The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any affiliated purchaser. We anticipate that we will grant certain of the affiliated purchasers registration rights substantially similar to those rights described in the accompanying prospectus under the caption “Description of Capital Stock— Shareholder Registration Rights.”

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $          per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $     per share on sales to other dealers. If all of the shares are not sold at the public offering price, the representatives may change the public offering price and the other selling terms.

      We have granted the underwriters an option, exercisable on not more than two occasions for 30 days from the date of this prospectus supplement, to purchase up to 2,250,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

      We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, except for (1) issuances upon conversion or exercise of securities outstanding as of the date of the underwriting agreement, pursuant to the terms of our employee stock purchase plan and our equity incentive plan or in connection with the payment of the E&P Dividend and (2) the filing of one or more resale registration statements relating to our outstanding convertible debentures and the underlying shares of our common stock issuable upon conversion.

      Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus supplement, will not offer or sell any shares of common stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of any shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom;

•	the shares of common stock offered by means of this prospectus supplement are not, may not and will not be offered, distributed, sold, transferred or delivered, directly or indirectly, in or from the Netherlands, to any person other than our employees and/or our subsidiaries, or individuals or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued pursuant to the Securities Transactions Supervision Act 1995 (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes, but is not limited to, banks, brokers, dealers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises;

•	the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in accordance with the requirements of Law 24/1988, of July 28, 1988, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 291/1992, of March 27, 1992, on Issues and Public Offerings of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Públicas de Venta de Valores), as amended and restated, and the decrees and regulations made thereunder. Accordingly, the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto;

•	this prospectus supplement has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the shares of common stock in Spain;

•	this prospectus supplement has not been submitted to the registration procedures of the French Autorité des Marchés Financiers and, accordingly, the shares of common stock offered hereby may not be offered or sold to the public in France. Offers and sales of the shares of common stock offered hereby in France may be made only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the French Code monétaire et financier and decree no. 98-880 dated October 1, 1998. This prospectus supplement or any other offering materials relating to the shares of common stock offered hereby may not be distributed in France to any person other than a qualified investor as defined therein;

•	no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the shares of common stock offered hereby. Each underwriter will comply with the Act and all other applicable legal and regulatory requirements. In particular, each of the underwriters has not engaged and will not engage in a public offering (öffentliches Angebot) within the meaning of the Act with respect to any of the shares of common stock offered hereby otherwise than in accordance with the Act;

•	this prospectus supplement may only be used by those persons to whom it has been handed out in connection with the offer described therein. The shares of our common stock offered hereby are not offered to the public in Switzerland. This prospectus supplement constitutes neither a public offer in Switzerland nor a prospectus in accordance with the respective Swiss legislation. Accordingly, this prospectus supplement may not be used in connection with any other offer and shall in particular not be distributed to the public in Switzerland;

•	(1) it has not offered or sold and will not offer or sell our common stock in Hong Kong SAR by means of this prospectus supplement or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus supplement, any other offering material or any advertisement, invitation or document relating to the common stock, otherwise than with respect to common stock intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent;

•	the shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the common stock in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law;

•	this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock, may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore or the SFA, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA; and

•	it has undertaken that it will comply with all applicable securities laws and regulations in each jurisdiction in which they purchase, offer, sell or deliver the shares of common stock offered hereby or possess or distribute this prospectus supplement or any other offering material and will obtain any consent, approval or permission which is required by it for the purchase, offer or sale by them of shares of common stock under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales in all cases at its own expense.

      Our common stock is listed on the NYSE under the symbol “CSE.”

      The following table shows the underwriting discount and commissions that we are to pay to the underwriters in connection with this offering. The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any affiliated purchaser. The amounts shown below assume both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No exercise	Full exercise

Per share	$	$
Total(1)	$	$

(1)	The underwriters will not receive any underwriting discount or commission on the sale of shares of our common stock to any affiliated purchaser.

      In connection with this offering, the representatives on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our total expenses of this offering will be $          .

      We expect to deliver the common stock against payment for the shares on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the common stock.

      Harris Nesbitt Corp., one of the underwriters, or one of its affiliates serves as administrative agent and is a lender under our $826.0 million syndicated revolving credit facility, and will receive a portion of the proceeds of this offering when we repay indebtedness under this facility. Because it or such affiliate may receive more than 10% of the proceeds from this offering, it is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, or NASD. Because a bona fide independent market exists for our common stock, the NASD does not require that we use a qualified independent underwriter for this offering.

      Certain underwriters or their affiliates, including Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and Credit Suisse First Boston LLC are lenders under certain of our other credit facilities or repurchase agreements, the terms of which are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 each of which is incorporated by reference into this prospectus supplement. The underwriters have performed investment banking and advisory services and through affiliates, commercial banking services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      The validity of the securities offered by means of this prospectus supplement and certain U.S. federal income tax matters have been passed upon for us by Hogan & Hartson L.L.P. Certain legal matters in connection with this offering have been passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

      The consolidated financial statements of CapitalSource Inc. appearing in our most recent Annual Report (Form 10-K) for the year ended December 31, 2004, and CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      THIS PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol “CSE,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549 The New York Stock Exchange 20 Broad Street New York, New York 10005
On-line information, free of charge	SEC’s Internet website at www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

      We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.capitalsource.com, under “Investor Relations — SEC Filings.” You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

CapitalSource Inc.

4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com

INFORMATION CONTAINED ON OUR INTERNET WEBSITE DOES NOT CONSTITUTE

A PART OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

      This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-31753). These documents contain important information about us:

•	Annual Report on Form 10-K for the year ended December 31, 2004.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

•	Current Reports on Form 8-K filed with the SEC on January 31, 2005, February 17, 2005, April 8, 2005, April 20, 2005, April 28, 2005 and July 7, 2005.

•	The description of CapitalSource’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on July 25, 2003, including any amendment or reports filed for the purpose of updating such description.

      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus supplement is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

      For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

PROSPECTUS

$2,000,000,000

Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts and Units

         We may offer up to $2,000,000,000 of the securities listed above, including units consisting of any two or more of such securities, from time to time. When we decide to offer particular securities, we will prepare a prospectus supplement describing those securities. You should read this prospectus and any prospectus supplement carefully before you invest.

      Our common stock is listed on the New York Stock Exchange under the symbol “CSE.”

      Our corporate offices are located at 4445 Willard Avenue, 12th Floor, Chevy Chase, Maryland 20815 and our telephone number is (301) 841-2700.

       Investing in these securities involves risks. You should carefully read and consider the “Risk Factors” incorporated by reference to our most recent Annual Report on Form 10-K before investing in these securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2005

-i-

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. We may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $2,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

      This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the registration statement on Form S-3, which can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information” and which includes exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters.

      This prospectus provides you with a general description of the offered securities. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      References in this prospectus to “CapitalSource”, “we,” “us” and “our” are to CapitalSource Inc. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, depository shares, purchase contracts, units and warrants collectively as “offered securities.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol “CSE,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
The New York Stock Exchange
20 Broad Street
New York, New York 10005
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

      We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.capitalsource.com, under “Investor Relations — SEC Filings.” You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

CapitalSource Inc.

4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com

Information contained on our Internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-31753). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2005, February 17, 2005, April 8, 2005, April 20, 2005, April 28, 2005, and July 7, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 25, 2003, including any amendment or reports filed for the purpose of updating such description.

      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

      For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our clients’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Business” in our most recent Annual Report on Form 10-K as well as other disclosures included or incorporated by reference into this prospectus discuss some of the factors that could contribute to these differences.

      The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

ABOUT CAPITALSOURCE INC.

      We are a specialized commercial finance company providing loans to small and medium-sized businesses. Our goal is to be the lender of choice for businesses with annual revenues ranging from $5 million to $500 million that require customized and sophisticated debt financing.

      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance.

USE OF PROCEEDS

      Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repayment of indebtedness or acquisitions.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The ratio of earnings to fixed charges for each of the periods indicated was as follows:

	Six Months					Period from
	Ended	Year Ended December 31,				September 7, 2000
	June 30,					(Inception) through
	2005	2004	2003	2002	2001	December 31, 2000

Ratio of earnings to fixed charges	2.8x	3.6x	4.2x	3.9x	2.5x	— (1)

(1)	Earnings were inadequate to cover fixed charges for the period from September 7, 2000 through December 31, 2000. The deficiency of earnings to fixed charges was $0.1 million.

     The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense on borrowings, including amortization of deferred financing charges and the portion of operating lease rental expense that is representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

      The following description sets forth certain general provisions of the debt securities of the Company that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities and in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto.

General

      The debt securities offered by means of this prospectus will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under an Indenture for Senior Debt Securities, as amended, supplemented or modified from time to time between us, as primary obligor, our subsidiaries CapitalSource Finance LLC and CapitalSource Holdings Inc., as guarantors, and U.S. Bank, National Association, as trustee. Subordinated debt securities will be issued under an Indenture for Subordinated Debt Securities, as amended, supplemented or modified from time to time between us, as primary obligor, our subsidiaries CapitalSource Finance LLC and CapitalSource Holdings Inc., as guarantors, and Wells Fargo Bank, National Association, as trustee. These indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and the forms of each have been filed as exhibits to the registration statement of which this prospectus is a part. The statements made in this section relating to the debt securities and the indentures are summaries of all anticipated material provisions thereof. You should read carefully any prospectus supplement describing the terms of a series of debt securities offered hereby and the indentures described herein which are filed as exhibits to the registration statement of which this prospectus is a part. All section references appearing herein are to sections of each indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each indenture.

      Our senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness that may be outstanding from time to time and will rank senior to all of our subordinated indebtedness that may be outstanding from time to time. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt as described below under “— Ranking.”

      If specified in the prospectus supplement, our subsidiaries CapitalSource Finance LLC and CapitalSource Holdings Inc., and any other subsidiaries which may become guarantors in the future (collectively, the “Subsidiary Guarantors”), will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the debt securities as described under “— Subsidiary Guarantees” and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. Subsidiary Guarantees of subordinated debt securities will be subordinated to the senior debt of the Subsidiary Guarantors on the same basis as the subordinated debt securities are subordinated to our senior debt securities. Each of the Subsidiary Guarantors is a separate and distinct legal entity from us and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, distributions, loans or other payments, other than as expressly provided in a guarantee.

      Except as set forth in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto and described in a prospectus supplement relating thereto, we may issue the debt securities without limit as to aggregate principal amount, in one or more series, or as established in the applicable indenture or in one or more supplemental indentures, officers’ certificates or board of directors resolutions relating to such indenture. We refer to such resolution, officers’ certificate or supplemental indenture collectively as a supplemental indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

      Each indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities (Section 101). Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or the indenture, any action described herein to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture (Section 609).

      The supplemental indenture relating to any series of debt securities being offered will contain, and the prospectus supplement relating thereto will describe, the specific terms thereof which, pursuant to Section 301 of the indentures, may include, without limitation:

•	the title of such debt securities;

•	the classification of such debt securities as senior securities or subordinated securities;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the percentage of the principal amount of such debt securities that will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the terms and conditions, if any, upon which such debt securities may be convertible or exchangeable into our common stock or other securities and the terms and conditions upon which such conversion or exchange may be effected, including, without limitation, the initial conversion or exchange price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders or at our option, the events requiring an adjustment of conversion or exchange price, provisions affecting conversion or exchange in the event of the redemption of such debt securities and any applicable limitations on the ownership or transferability of the securities into which such debt securities are convertible;

•	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places other than or in addition to New York City where the principal of (and premium, if any) and interest, if any (including any additional amounts required to paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities), on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	the date or dates on which, or the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which and the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation, including any sinking fund payments;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the applicable indenture;

•	whether the principal of (and premium, if any) or interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges) on such debt securities are to be payable, at our election or the holder’s election, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

•	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

•	whether such debt securities will be issued in certificated or book-entry form;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on such debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and the extent to which such debt securities are guaranteed by the Subsidiary Guarantors and the form of any such guarantee;

•	the name of the applicable trustee and the address of its corporate trust office; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as the original issue discount securities. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

      Except as maybe set forth in the applicable indenture or in one or more supplemental indentures, neither indenture contains any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving us, including any merger or consolidation with or acquisition of a highly leveraged company. In addition, as described below under “— Merger, Consolidation or Sale of Assets,” we have broad discretion to engage in mergers, consolidations or other significant transactions without the consent of the holders of the debt securities offered hereby (Article Eight). You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to our events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Subsidiary Guarantees

      If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.

      Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

      In the case of subordinated debt securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the senior debt of such Subsidiary Guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt securities. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated debt indenture.

      Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

      Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable trustee, the holders and their successors, transferees and assigns.

      In the event that a Subsidiary Guarantor ceases to be a subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the capital stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the trustee or any holder, and no other person acquiring or owning the assets or capital stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Denomination, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities) will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, which we refer to as defaulted interest, will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the applicable indenture (Section 307).

      Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

      Neither we nor any trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	exchange any debt securities in bearer form, unless such debt securities are simultaneously surrendered for redemption with debt securities in registered form of the same series and like tenor; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale of Assets (Article Eight)

      Unless otherwise set forth in a supplemental indenture relating to any series of debt securities and described in the applicable prospectus supplement, we are permitted to consolidate with, or sell, lease or convey all or substantially all of our respective assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or the entity which shall have received the transfer of such assets shall expressly assume all of our obligations under the indenture, including payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries (as defined below) as a result thereof as having been incurred by us or our Subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to each trustee (Sections 801 and 803).

      The indentures do not currently provide the holders of debt securities any other rights or protections in the event of any such transaction. The term “substantially all” as used in the indentures will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a limited body of case law interpreting this phrase, there is no established definition under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law in the event of a transaction which may constitute a transfer of “all or substantially all” of our assets which could limit your ability to determine if we have complied with the provisions of Article Eight of the indentures or whether you may have any other rights available to you under the indentures.

Certain Covenants

Existence

      Except as described under “— Merger, Consolidation or Sale of Assets” above, we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our or our guarantors’ existence, rights (charter and statutory) and franchises; provided, however, that we and our guarantors shall not be required to preserve any right or franchise if we or our guarantors determine that the preservation thereof is no longer desirable in the conduct of business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties

      We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that we shall not be prevented from discontinuing the operation and maintenance of our properties or the properties of our Subsidiaries if we or our Subsidiaries determine that such discontinuance is desirable in the conduct of business and not disadvantageous in any material respect to the holders of the debt securities.

Insurance

      We will be required to, and will be required to cause each of our Subsidiaries, to keep all insurable properties insured against loss or damage in amounts and types that are commercially reasonable. (Section 1008).

Payment of Taxes and Other Claims

      We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or that of any Subsidiary; and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary, unless such lien would not have a material adverse effect upon such property;

provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve (Section 1009).

Provision of Financial Information

      If the Company or a Subsidiary Guarantor is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company or such guarantor will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company or a Subsidiary Guarantor is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company or such Subsidiary Guarantor will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports. Notwithstanding the foregoing, if the Company or a Subsidiary Guarantor is not required to file reports with the SEC because information about the Company or a Subsidiary Guarantor is contained in the reports filed by another entity with the SEC, the delivery to the trustee for the debt securities offered by means of this prospectus of the reports filed by such entity with the SEC and the transmittal by mail to all holders of such debt securities of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the obligation of the Company or such guarantor to provide financial information under the applicable provisions of the Indenture.

Additional Covenants and/or Modifications to the Covenants Described Above

      Any additions to, modifications of or deletions of any of the covenants described above with respect to any debt securities or series thereof will be set forth in a supplemental indenture (Section 301) and described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

      Each indenture will provide that the following events are “events of default” with respect to any series of debt securities issued thereunder:

•	default in the payment of any installment of interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) on any debt security of such series and continuance of such default for 30 days;

•	default in the payment of principal of (or premium, if any, on) any debt security of such series when due and payable, whether at maturity, upon redemption or otherwise;

•	default in the performance, or breach, of any other covenant or warranty on our part or the part of any guarantor contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), or the failure of any Subsidiary to comply with the limitations on incurrence of indebtedness contained in the senior indenture, if applicable, and, in each case, the continuance of such default or breach for 60 days after written notice as provided in the applicable indenture;

•	default in the payment of recourse indebtedness of the Company or a Subsidiary Guarantor in an aggregate principal amount in excess of $10,000,000, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled within a specified period of time;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Subsidiary Guarantor or any Significant Subsidiary (as defined in the indentures and discussed below);

•	the Subsidiary Guarantee of any debt security by a Subsidiary Guarantor ceases to be in full force and effect or enforceable in accordance with its terms;

•	any other event of default provided with respect to a particular series of debt securities (Section 501).

      “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

      “Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us, a Subsidiary Guarantor or by one or more other Subsidiaries of us or a Subsidiary Guarantor. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

      If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof), or premium, if any, of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series have been cured or waived as provided in such indenture (Section 502).

      Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) of such series;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby; or

•	in the conversion or exchange of any debt security in accordance with its terms (Section 513).

      Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders (Section 601); and provided further that no such notice will be given in the case of a non-payment event of default until at least 60 days after the occurrence of the relevant default.

      Each indenture also provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it and no inconsistent direction has been given to the trustee by holders of at least a majority in principal amount of the outstanding debt securities during such 60 days (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

      Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder security or indemnity reasonably satisfactory to it (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

      Within 120 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any non-compliance under the applicable indenture and, if so, specifying each such non-compliance and the nature and status thereof (Section 1011).

Modification of the Indentures

      Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such debt security;

•	change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security; or

•	release a Subsidiary Guarantor from any Subsidiary Guarantee (Section 902).

      The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive compliance by us with certain covenants in such indenture (Section 1013).

      Modifications and amendments of an indenture will be permitted to be made by us and the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor or Subsidiary Guarantor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to make any other provision in the indenture which shall not be inconsistent with the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture in any material respect;

•	to add a Subsidiary Guarantor; or

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

      Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable indenture; and

•	debt securities owned by us or any other obligor under the debt securities or our affiliate or an affiliate of such other obligor shall be disregarded (Section 101).

      Each indenture will contain provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

      Notwithstanding the foregoing provisions, each indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Ranking

      The terms and conditions, if any, upon which the debt securities and any guarantee of the debt securities are subordinated to our other indebtedness and indebtedness of our Subsidiary Guarantors will be set forth in the applicable prospectus supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the debt securities and any guarantee, the restrictions on payments to the holders of such debt securities and guarantees while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default, and provisions requiring holders of such debt securities to remit certain payments to holders of senior indebtedness.

Discharge, Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

      Each indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of such indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) (Section 1402); or

•	to be released from its obligations with respect to such debt securities under certain specified covenants under such indenture as specified in the applicable prospectus supplement and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities (“covenant defeasance”) (Section 1403),

in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

      Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).

      “Government Obligations” means securities, which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

•	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405).

      As used in this prospectus, “Conversion Event” means the cessation of use of:

•	a foreign currency, currency unit or composite currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the Euro both within the member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended, and for the settlement of transactions by public institutions of or within the European Union; or

•	any currency unit or composite currency for the purposes for which it was established.

      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

      In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet under “— Events of Default, Notice and Waiver” above with respect to certain specified sections of Article Ten of each indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh bullet under “— Events of Default, Notice and Waiver” above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

      If the applicable supplemental indenture provides that the debt securities are redeemable, we may redeem such debt securities at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.

      After notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

      Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown on our books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed.

      If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all of the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate (Article Eleven).

      If the applicable supplemental indenture provides that the debt securities are redeemable at the option of the holder, we will redeem such debt securities in accordance with the terms of the applicable supplemental indenture. In the event we determine that any such redemption constitutes an issuer tender offer, we will comply with the provisions of Rule 13e-4 of the Exchange Act and any other applicable tender offer rules, and will file a Schedule TO or any other schedule required under such rules, in connection with any offer to repurchase the notes at the option of the holder.

Global Securities

      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.

      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.

      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participants’ and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.

      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Principal, interest payments, and payments of any premium amounts on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or the operating partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal, interest, and payments of any premium amounts to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the terms of these documents. Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Common Stock

      As of June 30, 2005, there were 119,803,112 shares of common stock outstanding held by 235 shareholders of record. In addition, as of June 30, 2005, there were 5,116,676 additional shares of common stock available for issuance under our equity incentive plan and 1,843,846 shares available for issuance under our employee stock purchase plan.

      Holders of shares of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of our common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for distribution, after provision has been made for any preferential dividend rights of outstanding preferred stock, if any. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock, if any. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are validly issued, fully paid and non-assessable. Except as may be imposed on shares issued upon exercise of options or restricted stock granted under our equity incentive plan, and except as may be imposed by applicable securities laws, there are no restrictions on the alienability of the shares. Holders of shares of our common stock are not liable for further calls or assessments by us. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future. Certain of our existing holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances. See the discussion below under the caption “— Shareholder Registration Rights.”

      Our common stock is listed on The New York Stock Exchange under the symbol “CSE.”

Preferred Stock

      Our board of directors is authorized, without further vote or action by the shareholders, to issue from time to time up to an aggregate of 50 million shares of preferred stock in one or more series. As of the date of this prospectus, there are no shares of preferred stock outstanding. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, but are not limited to, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

      Our board of directors has the authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of our common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

Transfer Agent

      Wachovia Bank, National Association serves as transfer agent for shares of our common stock.

Delaware Law and Certain Charter and Bylaw Provisions

      We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested” shareholders for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to exceptions, an “interested” shareholder is a person who, alone or together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

      Our certificate of incorporation and bylaws provide that:

•	the board of directors be divided into three classes, with staggered three-year terms;

•	directors may be removed only for cause and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class; and

•	any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by the affirmative vote of a majority the directors then in office.

      The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from, acquiring us.

      Our bylaws also provide that:

•	any action required or permitted to be taken by the shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the shareholders may be called by our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President and shall be called by our Secretary at the written request of at least 10% in voting power of all capital stock outstanding and entitled to cast votes at the meeting.

      Our bylaws provide that, in order for any shareholder business (other than shareholder nominations of directors) to be considered “properly brought” before a meeting, a shareholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a shareholder, it must be a proper matter for shareholder action under the Delaware General Corporation Law, the shareholder must have given timely notice thereof in writing to our Secretary, and the notice must comply with the procedures set forth in our bylaws. Except for shareholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, a shareholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.

      Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the shareholders may be made by any shareholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a shareholder of record at the time notice is delivered to our Secretary. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at an annual meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.

      The purpose of requiring shareholders to give us advance notice of nominations and other shareholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of directors any power to disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders. These provisions could also delay shareholder actions which are favored by the holders of a majority of our outstanding voting securities until the next shareholders’ meeting.

      Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation permits our board of directors to amend or repeal most provisions of our bylaws by majority vote but requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of our capital stock entitled to vote to amend or repeal certain provisions of our bylaws. Generally, our certificate of incorporation may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. No amendment of the provision of our certificate of incorporation providing for the division of our board of directors into three classes with staggered three-year terms may be approved absent the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote. The shareholder vote with respect to an amendment of our certificate of incorporation or bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to shareholders.

Limitation of Liability and Indemnification of Officers and Directors

      Our bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of CapitalSource, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our certificate of incorporation provides that our directors will not be personally liable to us or our shareholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any shareholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.

Shareholder Registration Rights

Generally

      Certain of our existing shareholders, including members of our management, who collectively hold approximately 58.7 million shares of our common stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to an Amended and Restated Registration Rights Agreement that we entered into with certain of our existing shareholders in connection with the closing of our August 2002 recapitalization transaction. All of these shares currently are tradable, subject to compliance with the volume and manner of sale provisions of Rule 144 under the Securities Act, and any shares registered pursuant to the agreement would become freely tradable without restriction under the Securities Act. Our existing shareholders, by exercising their registration rights, could cause a large number of shares of our common stock to be registered and publicly sold, which could cause the market price of shares of our common stock to decline significantly.

S-3 Demand Registration Rights

      Under the terms of our Amended and Restated Registration Rights Agreement, so long as we remain eligible to register securities by means of a registration statement on Form S-3, holders of our registrable shares have the right, subject to certain limitations, to demand the registration of their shares of common stock provided that the aggregate market value of the shares of common stock to be registered equals at least $10 million.

Piggyback Rights

      Subject to the exceptions and limitations set forth in the Amended and Restated Registration Rights Agreement, the holders of registrable securities under that agreement have unlimited piggyback registration rights until August 12, 2009.

DESCRIPTION OF DEPOSITARY SHARES

      The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Where You Can Find More Information” on page 1.

General

      We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. As of the date of this prospectus, there are no depositary shares outstanding.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

      A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

      The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

      If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

      The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

      If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

Redemption of Depositary Shares

      If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

Voting

      Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

      Subject to the provisions of the deposit agreement, whenever

•	any cash dividend or other cash distribution becomes payable,

•	any distribution other than cash is made,

•	any rights, preferences or privileges are offered with respect to the preferred stock,

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock,

the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Withdrawal of Preferred Stock

      Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

Amendment and Termination of the Deposit Agreement

      We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

      We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

      Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

      The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt securities, common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. As of the date of this prospectus, there are no warrants outstanding.

      We will distribute a prospectus supplement relating to any warrants that we may offer. The prospectus supplement will describe specific terms relating to the offering, including a description of any other securities being offered together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or

•	price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable;

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

      Warrants issued for securities other than our debt securities, common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.

      The applicable prospectus supplement will describe the specific terms of any warrant units.

      The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” on page 1.

DESCRIPTION OF PURCHASE CONTRACTS

      We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts, which may or may not be unsecured. As of the date of this prospectus, there are no purchase contracts outstanding.

      The prospectus supplement relating to any purchase contracts we are offering will describe the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount a holder will be obligated to pay in order to purchase our debt securities, common stock, preferred stock, depositary shares or warrants or the formula to determine such amount.

•	the settlement date or dates on which the holder will be obligated to purchase the securities. The prospectus supplement will specify whether certain events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of a purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. Purchase contracts may include anti-dilution provisions to adjust the number of securities to be delivered upon the occurrence of specified events.

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities.

•	the terms of any pledge arrangement relating to any underlying securities.

•	the amount and terms of the contract fee, if any, that may be payable. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

      The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the purchase contracts. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Where You Can Find More Information” on page 1.

DESCRIPTION OF UNITS

      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

      The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information” on page 1.

PLAN OF DISTRIBUTION

      We may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us to purchasers; or

•	through a combination of any of these methods.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in any such sale transactions would be an underwriter, as that term is defined in the Securities Act, and would be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

      We may engage in “at the market” offerings of our common stock. An at the market offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates. Any underwriter that we engage for an at the market offering would be named in a post-effective amendment to the registration statement of which this prospectus is a part.

      Agents designated by us may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by us to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities so offered and sold.

      If the securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters’ compensation may be changed from time to time.

      If a dealer is utilized in the sale of the securities, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction, including any commissions, discounts or other compensation provided.

      We may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in a post-effective amendment to the registration statement of which this prospectus is a part.

      Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any series of debt securities, preferred stock, depositary shares, warrants, purchase contracts or units on an exchange or in a market, but we will not be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance as to the liquidity of the trading market for the securities.

      Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

      If an applicable prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

      The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Remarketing firms may also be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

      In connection with an offering of securities, underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of securities in excess of the number of securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of some bids or purchases of securities made for the purpose of preventing or slowing a decline in the market price of the securities while the offering is in progress. In addition, the underwriters may impose penalty bids. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with an offering if the securities originally sold by that underwriter or syndicate member is purchased in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or syndicate member.

      Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the securities or preventing or slowing a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. In addition, a penalty bid may discourage the immediate resale of securities sold in this offering. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

LEGAL MATTERS

      Hogan & Hartson L.L.P. will pass on the legality of the securities offered by this prospectus.

EXPERTS

      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

15,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

October      , 2005

Citigroup

Wachovia Securities

Lehman Brothers

JMP Securities

Credit Suisse First Boston

JPMorgan

Harris Nesbitt

Piper Jaffray